Exhibit 10.2

Execution Version

COOPERATION AGREEMENT

among

THE UNITED STATES DEPARTMENT OF DEFENSE (also referred to herein as “Department of War” or “Investor”)

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NOVACOPPER US INC., dba TRILOGY METALS US (“Trilogy US”)

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SOUTH32 USA Exploration Inc. (“South32 USA Exploration”)

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AMBLER METALS LLC (“Ambler Metals”)

AUGUST 28, 2026

WHEREAS South32 USA Exploration is an affiliate of South32 Limited;

AND WHEREAS Trilogy US is a wholly-owned subsidiary of Trilogy Metals Inc. (“Trilogy Metals”);

AND WHEREAS South32 USA Exploration and Trilogy US are equal owners of Ambler Metals;

AND WHEREAS this cooperation agreement (the “Agreement”) sets out certain understandings and agreements among the parties hereto in connection with the Transactions (as defined below).

Each of the parties hereto is referred to herein individually as a “Party” and together as the “Parties”.

1.	Definitions

For the purpose of this Agreement the following words and phrases will have the following meanings:

“AAP Completion Date” means the earlier to occur of (i) the completion of Phase 1 of the Ambler Access Project in accordance with the Joint Record of Decision or such other federal permit(s) in place for the Ambler Access Project at the applicable time, as determined by the Engineering Firm or AIDEA, and (ii) the use by Ambler Metals or its Affiliate of the Ambler Access Project by at least ten (10) trucks within any ten (10) day period transporting ore concentrate or concentrate;

“Additional Improvements Completion Date” means completion of both (i) Phase 1 of the Ambler Access Project in accordance with the Joint Record of Decision or such other federal permit(s) in place for the Ambler Access Project at the applicable time, and (ii) any additional improvements to Phase 1 as reasonably necessary, including a full-thickness embankment and road widening, to allow the Ambler Access Project to be used on an all-season basis by trucks capable of transporting ore concentrate with sufficient passing zones to enable overall two-way traffic, in each case, as determined by the Engineering Firm or AIDEA;

“Affiliate” has the meaning ascribed to that term in the Trilogy Investment Agreement;

“AIDEA” means the Alaska Industrial Development and Export Authority;

“Ambler Access Project” means the proposed 211-mile industrial road from the Dalton Highway to Alaska’s remote Ambler Mining District, a region with significant deposits of critical minerals, being developed by the AIDEA;

“Applicable Canadian Securities Legislation” means all applicable securities laws of each of the Reporting Jurisdictions and the respective rules and regulations under such laws together with applicable published fee schedules, prescribed forms, policy statements, national or multilateral instruments, orders, blanket rulings and other applicable regulatory instruments of the securities regulatory authorities in any of the Reporting Jurisdictions;

“Applicable Law” means, at any time, with respect to any Person, property, transaction, event or other matter, as applicable, all laws, rules, statutes, regulations, treaties, orders, judgments and decrees, and all official requests, directives, rules, guidelines, orders, policies, practices and other requirements of any Governmental Authority relating or applicable at such time to such Person, property, transaction, event or other matter, and also includes any interpretation thereof by any Person having jurisdiction over it or charged with its administration or interpretation;

“Business Day” means any day other than (i) Saturday, Sunday or a statutory holiday when banks are not open in New York, New York or Vancouver, British Columbia, or (ii) a statutory holiday when banks are not open in Perth, Australia;

“Closing Date” means the date of the closing of the transactions contemplated by the Trilogy Investment Agreement and the South32 Transaction Agreement.

“Control” (including its correlative meanings “Controlled by” and “under common Control with”) has the meaning ascribed to that term in the Trilogy Investment Agreement;

“Disclosure Schedules” means the Disclosure Schedules delivered by Ambler Metals concurrently with the execution and delivery of this Agreement;

“EAR” means the Export Administration Regulations (15 C.F.R. Parts 730–774), as administered by the U.S. Department of Commerce's Bureau of Industry and Security, as the same may be amended, re-enacted or replaced from time to time.

“Effective Date” means the Closing Date;

“Engineering Firm” means the lead engineering firm for the construction of Phase 1 of the Ambler Access Project, or if such engineering firm is not willing or able to determine the completion of the Ambler Access Project, an engineering firm mutually acceptable to Ambler Metals and the Investor;

“Governmental Authority” means any (a) nation or government, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any relevant domestic, foreign, multinational or international body, governmental division, department, agency, board, bureau, commission, instrumentality, official, organization, regulatory body, or other entity and any court, arbitrator, or other tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

“Investor Expenses” means the reasonable and documented (i) third-party fees and expenses incurred by the Investor in connection with the consultants and advisors engaged by the Investor to conduct legal, tax, corporate, technical, environmental and other due diligence, and (ii) legal fees incurred by the Investor in connection with the transactions described herein and in the Trilogy Investment Agreement and the South32 Transaction Agreement;

“ITAR” means the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), as administered by the U.S. Department of State's Directorate of Defense Trade Controls, as the same may be amended, re-enacted or replaced from time to time;

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement, dated February 11, 2020, among South32 USA Exploration Inc., NovaCopper US Inc. and Ambler Metals;

“Losses” means any and all actual losses, damages, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses (including reasonable, documented and out-of-pocket attorneys’ fees and disbursements), but excluding any consequential, indirect, special, exemplary or punitive damages, lost profits, diminution in value or damages calculated by reference to any multiple of earnings or similar financial measure;

“South32 Purchase Price” means the aggregate purchase price paid by the Investor to South32 International Investment Holdings Pty Ltd. pursuant to the South32 Transaction Agreement;

“Material Adverse Effect” shall mean any of: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Ambler Metals or (iii) a material adverse effect on Ambler Metals’ ability to perform in any material respect on a timely basis its obligations under the Agreement;

“Material Permits” means such permits, instruments and other authorizations issued by, and all declarations and filings that have been made with, the appropriate federal, state, or local governmental or regulatory authorities that are necessary to conduct Ambler Metals’ business and activity as currently conducted, including for the exploration of minerals, except where the failure to possess such permits, instruments or authorizations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

“Mining Rights Exceptions” shall mean (i) liens for taxes not yet payable or are being contested in good faith by appropriate proceedings, (ii) all rights reserved to, or vested in, any Governmental Authority by the terms of any mining claim, lease, license, franchise, grant or permit held by it, or by any statutory provision, (iii) easements, rights-of-way, roads, covenants, restrictions that do not materially detract from the value of, or impair the use of, any of the Material Properties, (iv) conflicts among the unpatented mining claims included in the Material Properties and unpatented mining claims owned by any other person, and overlaps onto patented mining claims, fee lands and other lands withdrawn from mineral entry under the Mining Law of 1872, as amended, (v) with respect to any unpatented mining claims included in the Material Properties, the paramount title of the United States, the rights of citizens of the United States and other qualified persons to enter onto and use the public lands, and the authority and right of the United States to administer and manage entry onto and use of the public lands;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, or corporation with or without share capital, body corporate, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, government or Governmental Authority or entity, however designated or constituted;

“Proceeding” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation, legal or administrative proceeding or other similar event, occurrence or proceeding;

“Project” means the Upper Kobuk Mineral Projects located in the Ambler Mining District in Northwest Alaska, United States;

“Registration Rights Agreement” means the registration rights agreement dated of even date herewith between Trilogy Metals and the Investor;

“Reporting Jurisdictions” means all of the jurisdictions in Canada in which Trilogy Metals is a “reporting issuer”;

“Restricted Entity” has the meaning ascribed to that term in the Trilogy Investment Agreement;

“Solvent” means, with respect to a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of Ambler Metals is not less than the total amount required to pay the liabilities of Ambler Metals on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) Ambler Metals is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) Ambler Metals is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (iv) Ambler Metals is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital;

“Transactions” means the transactions contemplated by this Agreement, the Trilogy Investment Agreement, the South32 Transaction Agreement, the Registration Rights Agreement and the Warrants;

“Trilogy Investment Agreement” means the investment agreement between Trilogy Metals and the Investor dated of even date herewith;

“Trilogy US Purchase Price” means the aggregate purchase price paid by the Investor to Trilogy Metals pursuant to the Trilogy Investment Agreement;

“South32 Transaction Agreement” means the transaction agreement between South32 International Investment Holdings Pty Ltd. and the Investor dated of even date herewith;

“Upper Kobuk Mineral Projects” are comprised of (i) the Arctic Project, which contains a high-grade polymetallic volcanogenic massive sulfide deposit; (ii) the Bornite Project, which contains a carbonate-hosted copper deposit, and (iii) other projects within the Area of Interest as set forth in the LLC Agreement; and

“Warrants” shall mean the warrants issued to Investor pursuant to the Trilogy Investment Agreement.

2.	Framework Agreement

The Parties will discuss in good faith the establishment of a framework agreement among Ambler Metals, South32 USA Exploration, Trilogy US, the United States Government and other interested parties, as applicable, to establish the basis on which the Ambler Access Project can be permitted, financed and constructed—unlocking the development of the Project and any other mineral projects identified through Ambler Metals’ exploration efforts.

3.	AAP Financing

Investor will work in good faith to help facilitate financing required for the construction of the Ambler Access Project in coordination with the State of Alaska.

4.	Shares

All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the shares which may be made by Trilogy Metals after the date of this Agreement.

5.	Costs and Expenses

(a)            To the extent permissible under Applicable Law, Ambler Metals shall pay the Investor Expenses as directed by the Investor by way of certified cheque or wire transfer in favor of the Investor, or as otherwise directed, within five (5) Business Days following receipt of an invoice of the Investor Expenses actually incurred by the Investor.

(b)            Subject to the foregoing, each Party will pay for its own internal and external costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated herein and in the Trilogy Investment Agreement and the South32 Transaction Agreement.

6.	Termination

This Agreement shall terminate upon the mutual agreement of the Parties to terminate this Agreement.

The obligations of the Parties pursuant to Section 5 (Costs and Expenses), Section 22 (Indemnification) and Section 23 (Restricted Entity Event), and the representations and warranties made in Schedules A, B and C, shall survive the termination of this Agreement.

7.	Notice of AAP Completion Date and Additional Improvements Completion Date

Ambler Metals hereby covenants that it shall provide prompt written notice to the Investor upon the occurrence of each of the AAP Completion Date and the Additional Improvements Completion Date. Ambler Metals shall use commercially reasonable efforts to obtain a written undertaking from AIDEA and/or the Engineering Firm to provide prompt written notice directly to the Investor upon the occurrence of each such date.

8.	Governance and Security Covenants

(a)            Ambler Metals Observer Right. For so long as the Investor beneficially owns at least 8,000,000 common shares of Trilogy Metals, (subject to appropriate adjustment for any share splits, share consolidations, combinations, recapitalizations or other similar events) the Investor shall be entitled to designate one representative (who may change from time to time upon thirty (30) days’ written notice to Ambler Metals) as an observer (the “Board Observer”) to attend all meetings of the board of directors, board of managers, management committee or similar governing body of Ambler Metals (the “Ambler Metals Board”) and any technical, audit, reserves, compliance or similar committee of Ambler Metals. Such Board Observer shall have the right to receive notice of, and review the same information and materials as are provided to the members of the Ambler Metals Board (“Board Materials”) for, such meetings and to speak at such meetings, but shall not be entitled to vote. For the avoidance of doubt, the Board Observer may be a different individual than the Special Representative (as defined in Section 24(c)(iv)), and the Board Observer’s rights under this Section 8(a) are separate from and independent of any rights of the Special Representative under Section 24. Ambler Metals may exclude such Board Observer from access to any Board Materials or from any meeting of the Ambler Metals Board (or any portion of such meeting) if the Ambler Metals Board concludes that: (i) such exclusion is necessary to preserve the solicitor-client or litigation privilege between Ambler Metals and/or its Affiliates and their respective counsel (provided that any such exclusion shall only apply to such portion of such Board Materials or meeting which would be required to preserve such privilege); (ii) such Board Materials or discussion relates to Ambler Metals’ or its Affiliates’ relationship, contractual or otherwise, with the Investor or its Affiliates or any actual or potential transactions between or involving Ambler Metals or its Affiliates and the Investor or its Affiliates; (iii) such exclusion is necessary to avoid a conflict of interest or disclosure that is restricted by any agreement to which Ambler Metals or any of its Affiliates is a party or otherwise bound; or (iv) such exclusion is necessary to comply with Applicable Laws; provided, however, that the Board Observer shall not be excluded under clause (i) from any discussions, executive sessions, or portions of meetings concerning (A) the permitting status of or litigation regarding the Ambler Access Project, (B) audits or assessments of Ambler Metals’ mineral resources or reserves, or (C) Ambler Metals’ financial statements or internal controls, unless outside legal counsel provides a written opinion or otherwise advises that the Board Observer’s presence would waive the attorney-client privilege with respect to a specific and active legal claim asserted directly by or against the United States government or the United States Department of Defense.

(b)            Ambler Metals Governance Designees; Bad Actors. Each of Trilogy US and South32 USA Exploration covenants and agrees that it shall not designate, appoint or cause to be appointed to any board of directors, board of managers, management committee or similar governing body of Ambler Metals, or any technical, audit, reserves, compliance or similar committee of Ambler Metals, any individual who is subject to a “Bad Actor” disqualification as defined under Rule 506(d) of the U.S. Securities Act, or who is formally indicted, convicted, or subject to a final, non-appealable order or sanction by the Commission or a court of competent jurisdiction for securities fraud, intentional financial misstatement or gross breach of fiduciary duty. Each of Trilogy US and South32 USA Exploration shall promptly remove, or cause to be removed, any such designee or appointee from such governing body or committee and shall provide the Investor with written notice within forty-eight (48) hours after becoming aware of any such indictment, conviction, order or sanction against any such designee or appointee. Trilogy US shall cause Trilogy Metals not to nominate or renominate any individual for election to the board of directors of Trilogy Metals, or appoint or continue any individual as an officer of Trilogy Metals, if such individual is subject to any such disqualification, indictment, conviction, order or sanction, and shall cause Trilogy Metals to promptly remove any officer who becomes subject to any such disqualification, indictment, conviction, order or sanction and provide the Investor with written notice within forty-eight (48) hours after becoming aware thereof.

(c)            USG-Approved Security Plan. Within ninety (90) days of the Effective Date, Ambler Metals shall develop, implement and maintain a comprehensive security plan (the “Security Plan”) designed to control access to all sensitive intellectual property, technology and technical data related to Ambler Metals and the Project. The Security Plan shall be submitted to the Investor for written approval. The Security Plan shall require periodic, and in any event no less than annual, formal reviews of (i) key suppliers and commercial partners, (ii) export control compliance protocols, including ITAR and EAR, as applicable, and (iii) the beneficial ownership of Ambler Metals and its joint venture parents.

(d)            Reporting of Foreign Investment. Ambler Metals, Trilogy US and South32 USA Exploration, as applicable, shall provide written notice to the Investor within five (5) Business Days after becoming aware of any new direct or Indirect investment, whether debt, equity or convertible securities, in Ambler Metals, Trilogy US and South32 USA Exploration made by (i) any foreign firm, foreign government or foreign national, or (ii) any United States-based firm that is directly or indirectly owned or controlled by a foreign entity or foreign national. Trilogy US and South32 USA Exploration, as applicable, shall provide written notice to the Investor within five (5) Business Days after becoming aware of any direct or Indirect debt investment in Trilogy US and South32 USA Exploration, as applicable, in excess of $25 million made by (i) any foreign firm, foreign government or foreign national, or (ii) any United States-based firm that is directly or indirectly owned or controlled by a foreign entity or foreign national; provided that no such notice need be made if such debt investment is made by the direct or indirect subsidiary of Trilogy Metals or South32 Limited, as applicable, and such loan does not contain terms that alter control of Trilogy US or South32 USA, as applicable. For purposes of this Section 8(d), “Indirect” refers to a direct transaction with Ambler Metals, Trilogy US or South32 USA Exploration where Ambler Metals, Trilogy US or South32 USA Exploration knows, after reasonable inquiry, that the counterparty is (i) a foreign firm, foreign government or foreign national, or (ii) a United States-based firm that is directly or indirectly owned or controlled by a foreign entity or foreign national.

(e)            Compliance Committee and Oversight. Ambler Metals shall establish a dedicated compliance committee within sixty (60) days after the Effective Date. The compliance committee shall be chaired by a vetted, USG-approved compliance officer who possesses the appropriate security clearance and credentials acceptable to the Investor and shall be responsible for overseeing implementation of the Security Plan and ensuring adherence to the security, foreign investment reporting and technical security provisions of this Agreement. Ambler Metals shall deliver to the Investor a comprehensive annual compliance report detailing its adherence to such provisions.

(f)            IT and Technical Security Measures. Ambler Metals shall deploy and strictly enforce cybersecurity procedures designed to mitigate business email compromise, phishing and spoofing risks, including implementation and maintenance of (i) DomainKeys Identified Mail (DKIM) utilizing 2048-bit key strength for all outbound and third-party sending services and (ii) a Domain-based Message Authentication, Reporting and Conformance (DMARC) enforcement policy of “reject” (p=reject) or “quarantine” (p=quarantine), or any successor or equivalent industry-standard controls approved in writing by the Investor.

9.	Information and Audit Rights

(a)            For so long as the Investor beneficially owns at least 4,107,785 Trilogy Metals Common Shares (subject to appropriate adjustment for any share split, share consolidation, stock dividend, combination, recapitalization or other similar event), Ambler Metals shall provide to the Investor copies of the unaudited and unreviewed quarterly and audited annual financial statements for Ambler Metals;

(b)            Ambler Metals shall permit a representative of the Investor, at the expense of Ambler Metals, to visit the principal executive offices of Ambler Metals during normal business hours, to discuss the affairs, finances and accounts of Ambler Metals with its officers, and its independent public accountants, all at such reasonable times and as often as may be reasonably requested in writing; and

(c)            Ambler Metals shall allow the Investor access to examine all Ambler Metals’ respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at such reasonable times and as often as may be reasonably requested in writing.

10.	Governing Law and Jurisdiction

(a)            This Agreement shall be governed in all respects by the United States Federal Law, without giving effect to the conflict-of-laws rules thereof to the extent such rules would require or permit the application of the Applicable Laws of another jurisdiction. To the extent that United States Federal Law does not specify the appropriate rule of decision for a particular matter at issue, it is the intention and agreement of the Parties that the Applicable Laws of the State of New York (without giving effect to its conflict-of-laws rules) shall be adopted as the governing rule of decision; provided, that notwithstanding the foregoing, (i) the procedures and matters necessary for the Transactions and actually required by reason of Trilogy Metals being incorporated under the Applicable Laws of Canada, including but not limited to the procedural requirements for the issuance of the Securities (as defined in the Trilogy Investment Agreement) and the actions of the board of directors of Trilogy Metals, shall be governed by the Applicable Laws of Canada, and (ii) certain mandatory provisions in respect of the Applicable Canadian Securities Legislation shall apply irrespective of the governing law as provided in this Agreement.

(b)            Trilogy US, South32 USA Exploration, and Ambler Metals each agree to submit to the exclusive jurisdiction and venue of the federal courts of the Southern District of New York (and its appellate courts) for any and all civil actions, suits or proceedings arising out of or relating to this Agreement, all documents contemplated by or delivered under or in connection with this Agreement or the transactions contemplated hereby or thereby.

(c)            Investor, to the maximum extent permitted by law, irrevocably agrees to submit itself, for any claim arising from, related to, or in connection with this Agreement, to the jurisdiction of (i) the U.S. Court of Federal Claims (ii) any other Federal court or tribunal of competent jurisdiction; and (iii) appellate courts from any of the foregoing.

(d)            Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, (i) any objection which it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) any claim that it is not personally subject to the jurisdiction of the above-mentioned courts for any reason, and (iii) any claim that any Proceeding brought in the above-mentioned courts has been brought in an inconvenient forum or that the venue is improper. Each Party hereto further irrevocably consents to service of process in the manner provided for notices in Section 10. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by any Applicable Law.

(e)            THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.	Notices

(a)            Any notice or other communication that is required or permitted to be given hereunder shall be in writing and shall be validly given:

if to Investor:

United States Department of Defense
The Office of Industrial Base Policy

Assistant Secretary of Defense

Pentagon, Washington, DC 20301
Attention: Deputy Chief of Staff to the Deputy Secretary of Defense
E-mail: [redacted]

with a simultaneous copy (which will not constitute notice) to:

McDermott Will & Schulte LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067-3206 Attention: Edward Zaelke Email: [redacted]
if to South32:

South32 International Investment Holdings Pty. Ltd. Level 2, 100 St Georges Terrace Perth WA 6000, Australia Attention: Simon Collins, Chief Development Officer E-mail: [redacted]
with a simultaneous copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.
845 Texas Avenue, Suite 4700, Houston, TX 77002
Attention: Alan J. Alexander
E-mail: [redacted]
Address: 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036

Attention: Benjamin Heriaud
E-mail: [redacted]

If to Trilogy US:

c/o Trilogy Metals Inc. 510 Burrard Street, Suite 901 Vancouver, British Columbia V6C 3A8 Attention: Elaine Sanders Email: [redacted]

If to Ambler Metals:

Ambler Metals LLC 2550 Denali Street, Suite 1605 Anchorage, AK 99503 Attention: Ron Rimelman Email: [redacted]
For notices to Trilogy US or Ambler Metals, with a simultaneous copy (which will not constitute notice) to:
Dorsey &Whitney LLP 701 Fifth Avenue. Suite 6100 Seattle, WA 98104 Attention: Kimberley Anderson E-mail: [redacted]

(b)            Any such notice or other communication shall be deemed to have been given and received (i) when personally delivered, or delivered by same-day courier; or (ii) on the fourth business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (iii) upon delivery when sent by nationally recognized prepaid overnight express delivery service (e.g., FedEx, UPS); or (iv) when sent by email or facsimile and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated facsimile or email confirmation of delivery or read receipt shall not constitute such confirmation.

(c)            Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 10.

12.	Assignment

No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.

13.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

14.	Specific Performance

Each of Trilogy US, South32 USA Exploration and Ambler Metals acknowledges that the rights of the Investor to consummate the Transactions are unique and recognizes and affirms that in the event of a breach of this Agreement by any such Party, money damages are inadequate and the Investor would have no adequate remedy at law. It is accordingly agreed that the Investor shall be entitled to (and none of Trilogy US, South32 USA Exploration or Ambler Metals shall oppose on the basis that injunctive relief or specific performance is not available due to availability of an adequate remedy at law) an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, this being in addition to any other remedy to which it is entitled at law or in equity.

15.	Remedies

Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every remedy shall be cumulative and shall be in addition to every remedy under this Agreement or now or hereafter existing at law or in equity.

16.	Amendments

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

17.	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

18.	Ambler Metals Representations and Warranties

Ambler Metals hereby represents and warrants to the Investor the representations and warranties on its own behalf as specified in Schedule “A” to this Agreement.

19.	Representations and Warranties

(a)            Each of Trilogy US, South32 USA Exploration and Ambler Metals represents and warrants to the other Parties, as of the date hereof and as of the Closing Date, that the execution and delivery of this Agreement and any other agreements, documents and instruments to be executed and delivered by such Party in connection with the transaction contemplated hereby have been approved by all necessary corporate and other action and that this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the usual exceptions as to bankruptcy and equitable remedies.

(b)            Trilogy US hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, the representations and warranties on its own behalf as specified in Schedule “B” to this Agreement.

(c)            South32 USA Exploration hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, the representations and warranties on its own behalf as specified in Schedule “C” to this Agreement.

20.	Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors or heirs, executors, administrators and other legal personal representatives, and permitted assigns.

21.	No Partnership.

Nothing in this Agreement or in the relationship of the parties hereto shall be construed as in any sense creating a partnership among the parties or as giving to any party any of the rights or subjecting any party to any of the creditors of the other parties.

22.	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts (whether by facsimile, email, DocuSign or other electronic means), with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

23.	Indemnification

(a)            Each of Trilogy US, South32 USA Exploration and Ambler Metals shall indemnify, defend and hold harmless the Investor, its Affiliates and each of their respective officers, directors, employees, agents and representatives from and against any Losses arising out of or resulting from any breach by such Party of any representation, warranty, covenant or agreement of such Party contained in this Agreement (including the applicable Schedule to this Agreement).

(b)            The indemnification obligations of Trilogy US, South32 USA Exploration and Ambler Metals under this Section shall be several and not joint.

(c)            Ambler Metals shall indemnify, defend and hold harmless each of Trilogy US and South32 USA Exploration from and against any Losses arising out of or resulting from any breach by such Party of any representation, warranty, covenant or agreement contained in the applicable Schedule to this Agreement, but only to the extent that (i) such representation, warranty, covenant or agreement was given or made based upon information, documentation or due diligence provided by or through Ambler Metals, and (ii) such breach did not result from the gross negligence or willful misconduct of such Party in giving such representation, warranty, covenant or agreement.

(d)            Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of South32 USA Exploration under this Section 23 shall not exceed the South32 Purchase Price and the aggregate liability of Trilogy US under this Section 23 and the Trilogy Investment Agreement shall not exceed the Trilogy US Purchase Price.

24.	Restricted Entity Event

For so long as (i) the Investor beneficially owns twenty-five percent (25%) of the common shares (or common share equivalents) of Trilogy Metals initially acquired pursuant to the Trilogy Investment Agreement and (ii) Trilogy US or South32 USA Exploration, as applicable (and, for the avoidance of doubt, if either such Party no longer meets this clause (ii), this Section 23 shall not apply to such Party or its Affiliates) beneficially owns at least twenty-five percent (25%) or more of the voting and/or economic ownership interests of Ambler Metals:

(a)            Notice and Monitoring; Public Company Acknowledgment.

(i)	Each of Trilogy US and South32 USA Exploration shall reasonably promptly, and in any event within seven (7) Business Days after becoming aware thereof, provide written notice to the Investor of any (A) acquisition, purchase, transfer or other disposition of shares of the capital stock (or other securities convertible into or exercisable for such capital stock) of, in the case of Trilogy US, Trilogy Metals, and in the case of South32 USA Exploration, South32 Limited, by any one or more Restricted Entities if, as a result of such transaction or series of related transactions, any such Restricted Entity (or Restricted Entities in the aggregate in accordance with Section 23(e)) beneficially owns five percent (5%) or more of the outstanding voting securities of Trilogy Metals or South32 Limited, as applicable, or (B) event in which any such Restricted Entity (1) acquires the right to appoint a board member to the board of directors of Trilogy Metals or South32 Limited, as applicable, or (2) acquires material commercial rights pursuant to an offtake or other similar agreement with Ambler Metals for ore or ore concentrate produced from the Project (each of clauses (A) and (B), a “Restricted Entity Event”).

(ii)	With respect to the foregoing, and subject to (e) below, (A) Trilogy US shall review and monitor substantial holding notice filings under Applicable Laws of the jurisdictions where Trilogy Metals maintains an exchange listing, and (B) South32 USA Exploration shall review and monitor substantial holding notice filings under Applicable Laws of the jurisdictions where South32 Limited maintains an exchange listing, in each case to reasonably identify whether the acquiring Person or group is a Restricted Entity.

(iii)	Upon Trilogy Metals or South32 Limited becoming aware of a Restricted Entity Event, Trilogy US or South32 USA Exploration, respectively, shall promptly notify the Investor within ten (10) Business Days in accordance with the foregoing clause (i).

(b)            Covenants. Trilogy US, South32 USA Exploration and Ambler Metals shall not agree to and/or enter into, and shall revise the organizational documents of Ambler Metals to prohibit, without the prior written consent of the Investor: (i) any direct or Indirect investment (including the sale of any equity securities or debt securities) in Ambler Metals, Trilogy US or South32 USA Exploration from a Restricted Entity or (ii) any direct or Indirect sale or transfer of material assets or any products that Ambler Metals produces to any Restricted Entity (including a covenant from any purchaser of assets or products to not resell to a Restricted Entity). For purposes of this Section 23(b), “Indirect” refers to a direct transaction with Ambler Metals, Trilogy US or South32 USA Exploration where Ambler Metals, Trilogy US or South32 USA Exploration knows, after reasonable inquiry, that the counterparty is controlled by, acting on behalf of or is otherwise representing a Restricted Entity.

(c)            Consequence.

(i)	If a Restricted Entity Event occurs, and Restricted Entities, directly or indirectly, in the aggregate per Section 23(e) beneficially own ten percent (10%) or more of the outstanding voting securities of Trilogy Metals or South32 Limited (a “Restricted Entity Control Event”), then while such Restricted Entity Control Event is continuing:

(1)	The Special Representative (as defined below) shall have a veto right with respect to the following matters, which shall be exercised solely for reasons of US national security concerns, as appropriately recorded in Ambler Metals governance records (collectively, the “Golden Share Veto”):

a.	Ambler Metals (i) entering into any material offtake agreement or similar ore or ore concentrate supply agreement or technology agreement, or (ii) terminating or materially amending any existing offtake agreement or similar ore or ore concentrate supply agreement or technology agreement, in the case of (i) and (ii) for the sale of ore or ore concentrate or that relates to the sale of ore or ore concentrate;

b.	Any material change to the business plan, annual budget or project scope of Ambler Metals that would reasonably be expected to result in a curtailment of mine production of at least 20% over at least one year as compared to such plan, budget or scope (other than for sound operational reasons, because of a force majeure event or in the ordinary course of business);

c.	Any issuance of new equity or admission of new members to Ambler Metals, other than issuances to members of Ambler Metals pursuant to rights in existence as of the date hereof;

d.	suspension or termination of the Project, other than in the ordinary course of business;

e.	any transaction whereby Ambler Metals becomes an entity domiciled in a jurisdiction other than the United States;

f.	subject to Applicable Law, any filing of a petition or application by Ambler Metals relating to bankruptcy, insolvency, readjustment of debt, moratorium on payments or creditors’ rights;

g.	the sale, transfer or other disposition or the encumbrance of all or substantially all of the Material Properties or the sale, transfer or other disposition or the encumbrance, whether in a single transaction or a series of related transactions, of assets representing more than 25% of Ambler Metals’ total assets; other than, in any such case, the abandonment, relocation and amendment of mining claims in the ordinary course of business, equipment financings or pursuant to agreements and obligations in existence as of the date hereof;

h.	surrender or abandonment of all or substantially all of the Material Properties, other than actions relating to relocation and amendment of mining claims or conversion of properties to mining leases;

i.	Ambler Metals entering into a joint venture or similar arrangement, other than pursuant to agreements and obligations in existence as of the date hereof; and

j.	dissolution of Ambler Metals.

(2)	If the board or members, as applicable, of Ambler Metals are deadlocked with respect to a decision and such deadlock is not resolved pursuant to the terms of the LLC Agreement in existence as of the date hereof, the Special Representative shall have the authority to break the deadlock, which shall be exercised solely for reasons of US national security concerns, as appropriately recorded in Ambler Metals governance records.

(ii)	Trilogy US, South32 USA Exploration and Ambler Metals shall revise the organizational documents of Ambler Metals within 20 Business days after the date of this Agreement to provide for the appointment of the Special Representative and the veto rights as set out in this Section 23(c). Such revisions shall be subject to the approval of the Investor.

(iii)	For the avoidance of doubt, the Special Representative appointment and Golden Share Veto and deadlock breaking rights set forth in this Section 23(c) shall apply automatically without any further action by any Person and shall continue until, and only until, such time as such Restricted Entity Control Event is no longer continuing and Trilogy US or South32 USA Exploration, as applicable, has provided written evidence reasonably satisfactory to the Investor that such condition has been cured and, following cure of such Restricted Entity Control Event, the Special Representative shall automatically cease to serve in such capacity.

(iv)	The Investor shall have the right to appoint one (1) Person to serve as the special Investor representative to Ambler Metals (the “Special Representative”) at any time whether or not a Restricted Equity Event or a Restricted Equity Control Event has occurred and such appointment shall be immediately effective upon notice by Investor to Ambler Metals, provided that such Special Representative shall not have authority with respect to Ambler Metals until a Restricted Entity Control Event shall have occurred. The Investor shall have the sole right to remove the Special Representative and shall have the sole right to appoint a replacement Special Representative at any time should the position be vacant, with such appointment to be immediately effective upon notice by Investor to Ambler Metals.

(v)	The exercise of rights under this Section shall be in addition to any other rights or remedies available to the Investor under Applicable Law.

(d)            Additional Covenants.

(i)	Neither Trilogy US nor South32 USA Exploration shall take any action designed to circumvent the purposes of this Section, and each shall cooperate in good faith with the Investor in implementing the provisions of this Section and any related remedial actions reasonably requested by the Investor in connection with a Restricted Entity Event. Neither Trilogy US nor South32 USA Exploration nor their respective parents shall transfer, directly or indirectly, any economic or voting interest in Ambler Metals other than to a wholly-owned subsidiary of Trilogy Metals or South32 Limited, respectively, that assumes all of such Party’s obligations pursuant to this Agreement.

(ii)	Each of Trilogy US and South32 USA Exploration shall use commercially reasonable efforts to obtain representations from all Persons in any equity or material asset transaction with any third party or parties that such Persons are not Restricted Entities.

(e)            Aggregation. For purposes of this Section, the beneficial ownership of all Restricted Entities shall be aggregated and treated as a single ownership position. Each of Trilogy US and South32 USA Exploration shall be entitled to rely on the information contained in filings and disclosures under Applicable Laws of the jurisdictions where Trilogy Metals or South32 Limited, respectively, maintains an exchange listing, unless it has actual knowledge of a Restricted Entity Event despite the absence of such filings and disclosures.

25.	Construction

In this Agreement:

(a)            the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)            references to an “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article or Section of or Schedule to this Agreement;

(c)            the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)            words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)            the word “including” is deemed to mean “including without limitation”;

(f)            the terms “party” and the “parties” refer to a party or the parties to this Agreement;

(g)            any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)            any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)            unless otherwise indicated, all dollar amounts refer to United States dollars;

(j)            any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(k)            whenever any action is required to be taken or period of time is to expire on a day other than a Business Day, such action shall be taken or period shall expire on the next following Business Day.

[Signature page follows]

IN WITNESS WHEREOF the Parties have agreed to this Agreement as of the day first written above.

UNITED STATES DEPARTMENT OF DEFENSE

Per:	/s/ Michael P. Duffey
Name: Hon. Michael P. Duffey
Title: Under Secretary of War for Acquisition and Sustainment

NOVACOPPER US INC. (dba TRILOGY METALS US)

Per:	/s/ Tony Giardini
Name: Tony Giardini
Title: President

SOUTH32 USA Exploration Inc.

Per:	/s/ Simon Collins
Name: Simon Collins
Title: Director

AMBLER METALS LLC

Per:	/s/ Ron Rimelman
Name: Ron Rimelman
Title: President

Signature Page to Cooperation Agreement

SCHEDULE “A”

REPRESENTATIONS AND WARRANTIES OF AMBLER METALS

Ambler Metals hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)	Ambler Metals is owned equally by Trilogy US and South32 USA Exploration, and has no subsidiaries. The LLC Agreement is in full force and effect and constitutes a valid and binding obligation of Ambler Metals;

(b)	Ambler Metals is a limited liability company existing under the Applicable Laws of the State of Delaware, is current and up to date with all material filings required to be made under the Applicable Laws of its jurisdiction of formation to maintain its corporate existence and has all requisite corporate power to carry on its business as now conducted and to own, lease or operate its property, and no steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing its dissolution or winding up;

(c)	Except as set forth in the Disclosure Schedules, the prospecting and mining rights, as applicable (the “Mining Rights”), of Ambler Metals relating to the mineral properties described as the Upper Kobuk Mineral Projects located in the Ambler Mining District in Northwest Alaska, United States (the “Material Properties”), are in good standing, are valid and enforceable, are free and clear of any material liens or charges and, other than Mining Rights Exceptions or as set forth in the Disclosure Schedules, no material royalty is payable in respect of any of them. Except as set forth in the Disclosure Schedules, no property rights other than the Mining Rights are necessary for the conduct of Ambler Metals' business as now conducted or proposed to be conducted, and except as set forth in the Disclosure Schedules, there are no material restrictions on the ability of Ambler Metals to use, transfer or otherwise exploit any such rights. Ambler Metals is the holder of the Mining Rights required to carry on the activities of Ambler Metals as currently conducted. The Mining Rights held by Ambler Metals cover the areas required by Applicable Law for such purposes, except as set forth in the Disclosure Schedules. Ambler Metals does not know of any claim or basis for any claim that would reasonably be expected to have a Material Adverse Effect on such Mining Rights;

(d)	All activities on the Material Properties have been conducted in all material respects in accordance with good engineering practices and all applicable workers’ compensation and health and safety and workplace Applicable Laws have been duly complied with in all material respects on the Material Properties;

(e)	Except as set forth on the Disclosure Schedules, Ambler Metals is not aware of any material land entitlement claims or aboriginal land claims having been asserted or any Proceedings relating to aboriginal or community issues having been instituted with respect to the properties underlying the Material Properties, and no dispute between Ambler Metals and any local, native, aboriginal or indigenous group exists or, to the knowledge of Ambler Metals, is threatened or imminent that could reasonably be expected to have a Material Adverse Effect;

(f)	Except as would not reasonably be expected to have a Material Adverse Effect, the business of Ambler Metals is being conducted in compliance with all Applicable Laws. Except as set forth on the Disclosure Schedules, there are no Proceedings by or against Ambler Metals pending (of which Ambler Metals has received written notice or otherwise has knowledge) by or before any Governmental Authority, or, to Ambler Metals’ knowledge, threatened to be brought by or before any Governmental Authority, that has had or would reasonably be expected to have a Material Adverse Effect. There is no unsatisfied order outstanding against or any open injunction binding upon Ambler Metals that has had or would reasonably be expected to have a Material Adverse Effect;

(g)	Ambler Metals (i) is in compliance with all Applicable Laws relating to exploration, mining and related activities applicable to the Material Properties (collectively, “Mining Laws”); (ii) has received and is in compliance with all Material Permits under applicable Mining Laws necessary to conduct their businesses as currently conducted as of the date hereof; and (iii) has not received written notice of any actual or potential liability under or relating to any Mining Laws and has no knowledge of any event or condition that would reasonably be expected to result in any such written notice, except, in the case of each of clauses (i), (ii) and (iii) above, for any such failure to comply, or failure to receive required permits, licenses or approvals, or cost or liability, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(h)	No material default exists in the due performance and observance of any term, covenant or condition of any material license, contract, indenture, mortgage, deed of trust, note, loan or credit agreement, or any other material agreement or instrument evidencing an obligation for borrowed money, or any other material agreement or instrument, in each case, by Ambler Metals to which Ambler Metals is a party to or as to which any property of Ambler Metals or by which Ambler Metals is bound or to which any of the properties or assets of Ambler Metals is subject as of the date hereof;

(i)	The audited financial statements of Ambler Metals for the year ended November 30, 2025, including the notes to such statements and the related auditors' report on such statements, as applicable (the “Financial Statements”) (i) present fairly, in all material respects, the financial position of Ambler Metals and the statements of operations, retained earnings, cash flow from operations and changes in financial information of Ambler Metals for the periods specified in such Financial Statements; (ii) have been prepared in conformity with generally accepted accounting principles ('GAAP') in the United States applied on a consistent basis throughout the periods involved; and (iii) do not contain any misrepresentation, with respect to the period covered by the Financial Statements;

(j)	Since the date of the Financial Statements, (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) Ambler Metals has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) material liabilities not required to be reflected in the Ambler Metals’ financial statements pursuant to GAAP, (iii) Ambler Metals has not altered its method of accounting, (iv) Ambler Metals has not declared or made any dividend or distribution of cash or other property to its members or purchased, redeemed or made any agreements to purchase or redeem any limited liability interests, and (v) Ambler Metals has not issued any equity securities other than in the ordinary course of business, except, in the case of (ii), (iii), (iv) and (v), as is disclosed in the Financial Statements;

(k)	There is no Proceeding pending involving Ambler Metals or, to Ambler Metals’ knowledge, any executive officer or board member of Ambler Metals which would reasonably be expected to adversely affect or challenge the legality, validity or enforceability of this Agreement;

(l)	Neither Ambler Metals nor, to Ambler Metals’ knowledge, any board member, officer, agent, or employee of Ambler Metals or any other person acting on behalf of Ambler Metals, has, directly or indirectly, (a) given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in Ambler Metals’ ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any governmental agency or instrumentality of any government (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of Ambler Metals (or assist it in connection with any actual or proposed transaction) that (i) might subject Ambler Metals to any damage or penalty in any civil, criminal or governmental litigation or other Proceeding, (ii) if not given in the past, might have had a Material Adverse Effect, or (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended or any applicable non-U.S. anti-bribery statute or regulation; (b) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (c) received notice of any investigation, inquiry, or other Proceeding by any Governmental Authority regarding any of the matters in clauses (a) or (b) above; and Ambler Metals and, to the knowledge of Ambler Metals, Ambler Metals’ affiliates, have conducted their respective businesses in compliance with applicable anti-bribery laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. Ambler Metals has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause Ambler Metals to comply in all material respects with applicable anti-bribery laws;

(m)	Neither Ambler Metals nor, to Ambler Metals’ knowledge, any director, officer, agent, or employee of Ambler Metals, or any other person acting on behalf of Ambler Metals, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and Ambler Metals will not, directly or indirectly, use any payments received by them pursuant to this Agreement, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other person or entity, for the purpose of unlawfully financing the activities of or business with any person that is the subject or target of any U.S. sanctions administered by OFAC, or any country or territory subject to a comprehensive economic sanctions imposed by OFAC;

(n)	Ambler Metals is in compliance with all Applicable Laws relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of worker health and safety or the environment which are applicable to its business as currently conducted (“Environmental Laws”), except where the failure to comply would not, singularly or in the aggregate, result in a Material Adverse Effect. In Ambler Metals’ ordinary course of business, Ambler Metals has conducted periodic reviews of the effect of applicable Environmental Laws on its respective business and assets as currently conducted, in the course of which they identify and evaluate any associated costs and liabilities. On the basis of such reviews, Ambler Metals has reasonably concluded that any such associated costs and liabilities would not reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect.

(o)	Ambler Metals applies a quality assurance program and quality control measures (collectively, the “QA/QC”) to provide reasonable assurance regarding the precision and accuracy of its assay data. Ambler Metals is not aware of any material weaknesses in the QA/QC and maintains security measures that are designed to provide assurance in Ambler Metals' sample preparation, sample dispatches, sample security, sample splitting and reduction, data verification, and testing, assaying and analytical procedures.

(p)	Except as set forth on the Disclosure Schedules, there are no material complaints, issues, proceedings, or discussions, which are ongoing or anticipated, which could have the effect of interfering with, delaying or impairing the ability to explore, develop or operate the Material Properties in a manner that would reasonably be expected to have a Material Adverse Effect.

(q)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Ambler Metals has all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Authorities that are required in order to permit it to own or lease the properties and assets that it presently owns or leases and to carry on its business as presently conducted and that are material to the business of Ambler Metals, and no other permits, licenses, franchises, authorizations, orders and approvals are required to be made or obtained by Ambler Metals in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

(r)	Ambler Metals is the registered owner of and possesses, in good standing without default, all licenses, certificates, rights (including surface rights, access rights and water rights), permits, concessions, authorizations, instruments and other authorizations issued by, and has made all declarations and filings with, the appropriate federal, state, local, provincial, territorial or foreign governmental or regulatory authorities that are necessary to conduct Ambler Metals' business as currently conducted, including for the exploration, exploitation, extraction, removal, processing and refinery of minerals, except where the failure to possess such permits could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Ambler Metals has not received any notice of proceedings relating to the revocation or modification of any Material Permit, and has no reason to believe that any such Material Permit will not be renewed in the ordinary course.

(s)	Ambler Metals has good and marketable title in fee simple to all real property owned by it and good and marketable title in all personal property owned by it that is material to the business of Ambler Metals, in each case free and clear of all Liens, except for (i) Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Ambler Metals and (ii) Liens for the payment of federal, provincial, state or other taxes for which appropriate reserves have been made in accordance with GAAP and the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by Ambler Metals are held under valid, subsisting and enforceable leases with which Ambler Metals is in compliance in all material respects.

(t)	Ambler Metals has timely filed (subject to any permitted extension) all federal, provincial, state and other tax returns and reports required to be filed, and has paid all material federal, provincial, state and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP. Ambler Metals is not aware of any claims or adjustments proposed for any of its prior tax years which could result in additional material taxes becoming due and payable.

(u)	Ambler Metals is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Ambler Metals is engaged, including directors and officers insurance coverage. Ambler Metals has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(v)	The operations of Ambler Metals are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Ambler Metals with respect to the Money Laundering Laws is pending or, to the knowledge of Ambler Metals, threatened.

(w)	(i) To the knowledge of Ambler Metals, there has been no material security breach or other compromise of or relating to any of Ambler Metals' information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”), and Ambler Metals has not been notified of, and has no knowledge of, any event or condition that would reasonably be expected to result in any such breach or compromise; (ii) Ambler Metals is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) Ambler Metals has implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) Ambler Metals has implemented backup and disaster recovery technology consistent with industry standards and practices.

(x)	(i) To the knowledge of Ambler Metals, Ambler Metals is, and at all times during the last three (3) years was, in material compliance with all applicable state, federal and foreign data privacy and security laws and regulations, including, without limitation and to the extent applicable, the European Union General Data Protection Regulation (“GDPR”) (EU 2016/679) (collectively, “Privacy Laws”); (ii) Ambler Metals has in place, materially complies with, and takes appropriate steps reasonably designed to ensure compliance with its policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling and analysis of Personal Data (the “Policies”); and (iii) to the extent required by Privacy Laws, Ambler Metals provides and/or makes available accurate notice of its collection, storage, use, disclosure, handling and analysis of Personal Data to its customers, employees, third party vendors and representatives as required by the Privacy Laws. “Personal Data” means (i) a natural person's name, street address, telephone number, email address, photograph, social security number, bank information, or customer or account number; (ii) any information which would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (iii) “personal data” as defined by GDPR; and (iv) any other piece of information that allows the identification of such natural person, or his or her family, or permits the collection or analysis of any identifiable data related to an identified person's health or sexual orientation. Ambler Metals (A) has not received written notice of any actual or potential liability of Ambler Metals under, or actual or potential violation by Ambler Metals of, any of the Privacy Laws; (B) is not currently conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any regulatory request or demand pursuant to any Privacy Law; and (C) is not a party to any order, decree, or agreement by or with any court or arbitrator or governmental or regulatory authority that imposes any obligation or liability under any Privacy Law.

(y)	Ambler Metals is Solvent.

(z)	(i) Ambler Metals is not a Restricted Entity nor is owned or Controlled by a Restricted Entity, and (ii) none of the members of the board of directors or any executive officer (within the meaning of Rule 3b-7 promulgated pursuant to the U.S. Exchange Act) of Ambler Metals is a Restricted Entity, is owned or Controlled, directly or indirectly, by a Restricted Entity, or is acting on behalf of a Restricted Entity.

SCHEDULE “B”

REPRESENTATIONS AND WARRANTIES OF TRILOGY US

Trilogy US hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)	To the knowledge of Trilogy US, the information (the “Information”) with respect to Ambler Metals contained in Part I, Item 2 of the Trilogy Metals Inc. Annual Report on Form 10-K for the year ended November 30, 2025 (the “Form 10-K”) filed with the Securities and Exchange Commission is accurate and complete in all material respects as of the date that the Form 10-K was filed, and Trilogy US is not aware after reasonable inquiry of any material adverse changes to the information.

SCHEDULE “C”

REPRESENTATIONS AND WARRANTIES OF SOUTH32 USA EXPLORATION

South32 USA Exploration hereby represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(b)	To the knowledge of South32 USA Exploration, the information (the “Information”) with respect to Ambler Metals contained in the South32 Annual Report 2025 filed under Applicable Law is accurate and complete in all material respects as of the date that the South32 Annual Report 2025 was filed and South32 USA Exploration is not aware after reasonable inquiry of any material adverse changes to the Information.